Exhibit 10.8

ADIENT PERQUISITE PROGRAM
Effective September 12, 2025
The Perquisite Program (“Program”) is designed for employees in bands E0, E1 and E2 (referred to herein as participants) as part of their compensation.

Executive Physical

Participants are encouraged to obtain a physical each year. The company will reimburse the participant for the cost of the physical, capped at $3,000 per calendar year. The participant must provide a copy of the physician’s bill to the Vice President – Total Rewards in order to obtain reimbursement. This benefit will be reportable as taxable compensation and taxes will be withheld to the extent required by applicable tax rules.

Upon termination of employment for any reason, this benefit will cease. If a participant has incurred expenses for a physical that was performed before the date of termination of employment, and if such expenses have not yet been reimbursed as of the date of such termination, then such expenses will be reimbursed up to the maximum described above.

Effect of Program Amounts on Other Plans

Any payments made under the Program, or any Program benefit treated as compensation pursuant to applicable tax rules, will not be counted for purposes of any bonus calculation and is not considered “pensionable earnings.”

Changes to Program

The Human Capital and Compensation Committee of the Board of Directors reserves the right to modify or terminate this Program at any time.